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                                                                         N E W S

(First Union logo)    Wednesday
                      August 20, 1997


FIRST UNION TO ACQUIRE WHEAT FIRST BUTCHER SINGER, INC.
CAPITAL MARKETS AND RETAIL BROKERAGE CAPABILITIES ENHANCED

CHARLOTTE - First Union has signed a definitive agreement to acquire Wheat First Butcher Singer, Inc., a full service investment banking, brokerage and asset management company based in Richmond, Va. The acquisition will accelerate First Union's ability to provide equity underwriting to its growing corporate client base, while also expanding its services to individual investors.

Founded in 1934, Wheat First is employee-owned and operates 126 offices in 19 states and the District of Columbia. The firm has nearly 3,000 employees corporate-wide.

Upon closing, Wheat First will operate under the name Wheat First Union, a division of First Union Capital Markets Corp., First Union's Section 20 subsidiary. Its asset management subsidiary will continue to operate under the name of Mentor Investment Group.

Under the terms of the agreement, First Union will exchange 10,267,029 shares of First Union common stock, which values the acquisition at $471 million, based on First Union's closing stock price of $45.875 on Aug. 15, 1997. In addition, FTU has established an employee retention pool of $75 million in restricted stock to be paid over a 3 year period to certain key employees of Wheat First. First Union expects the transaction to be accretive to earnings upon consummation.

The acquisition will be accounted for as a pooling of interests and is expected to close during the fourth quarter of 1997, pending Wheat First stockholder approval, regulatory approval, as well as other customary conditions of closing.

"Wheat First is the perfect partner for First Union - enabling us to strengthen our capital markets, asset management and brokerage services immediately," said Edward E. Crutchfield, chairman and chief executive officer of First Union Corporation.


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FIRST UNION TO ACQUIRE WHEAT FIRST - PAGE 2

"The new organization combines First Union's powerful East Coast franchise, national corporate middle market client base and capital markets capabilities with Wheat First's well-established equity underwriting and distribution, merger and acquisition advisory and municipal finance capabilities."

First Union says high client demand is driving its immediate need to offer equity underwriting. The acquisition of Wheat First gives First Union a solid platform on which to build additional equity underwriting momentum.

After receiving equity underwriting authority from the Federal Reserve in May, First Union said that it planned to build its equity underwriting business, but would consider acquiring an investment bank that met its financial, strategic and cultural requirements.

"Wheat First is a great strategic fit for First Union on every level," said Crutchfield. "The firm is highly-regarded in the financial services industry and has a strong reputation for integrity among clients and competitors. With the rapid consolidation of the financial services industry, offering equity underwriting to our clients now enables us to gain a critical competitive edge in this dynamic marketplace."

The acquisition also creates the largest retail brokerage in the Southeast, giving First Union additional channels for offering its extensive line of retail financial products and services.

First Union Brokerage Services, Inc. currently has more than 3,100 Series 6 & 7 -licensed employees; the new organization will have nearly 4,200. Upon closing, First Union will operate a brokerage office network of over 2,000 locations offices in 19 states.

Wheat First, through its asset management subsidiary, Mentor Investment Group, currently manages approximately $9 billion in the Mentor Mutual Funds. The Evergreen Keystone Funds, First Union's proprietary mutual fund family, has approximately $31 billion in assets.

"Based on its business strategy, size, culture and reputation, First Union was -- hands-down -- the right choice given the rapidly consolidating financial industry." said Marshall Wishnack, chairman and chief executive officer of Wheat First.


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FIRST UNION TO ACQUIRE WHEAT FIRST - PAGE 3

Wishnack will report jointly to Ken Thompson, executive vice president and co-managing director of First Union's Capital Markets Group and Don McMullen, executive vice president and head of First Union's Capital Management Group.

Wheat First has been lead-manager or co-manager of 123 equity offerings since 1992. Wheat First is currently ranked 18th nationally in the equity underwriting league tables on managed offerings through June 30, 1997. The company has a specialized industry focus similar to First Union's, which includes the communications, financial institutions, healthcare, real estate sectors and others.

First Union's primary engines for generating fee income over the past several years have been its Capital Markets and Capital Management Groups. The acquisition of Wheat First builds a bridge between these two strategic lines of business and fuels the momentum for the future.

In the second quarter of 1997, First Union Capital Markets reported a 148 percent increase in fee income from 1996 and the Capital Management Group reported 51 percent growth year over year.

First Union Corporation is a full financial services provider and the nation's 6th largest banking company based on assets of approximately $143 billion at June 30, 1997.

Media Contact at First Union is Marianna Sheridan at 704-383-3715 (office) or 704-333-6447 (home). Media Contact at Wheat First is Marc Rose at 804-782-3679 (office) or 804-353-6973 (home). Investor Contact at First Union is Alice Lehman at 704-374-4139.
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